CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Exquisite Acquisition, Inc.

We consent to the inclusion in the foregoing Registration Statement of Acquisition, Inc. on Form S-1/A (Amendment No. 4, Registration No. 333-201697), of our report dated March 28, 2016, relating to our audit of the balance sheets as of November 30, 2015 and 2014, and statements of operations, stockholders' deficit and cash flows for the year ended November 30, 2015 and for the period from September 29, 2014 (Inception) through November 30, 2014. Our report dated March 28, 2016, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach

May 27, 2016